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                                  Exhibit 99.1

     Press Release dated October 8, 1999 regarding manufacturing and co-pack agreement for fresh-cut potato products
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CONTACT:
Cameron Associates
Kevin McGrath, Investor Relations
(212) 245-8800
E-mail: kevin@cameronassoc.com
                                                                    [EPL LOGO]
                                                        EPL TECHNOLOGIES, INC.

                                                         2 International Plaza
                                                                     Suite 245
                                                   Philadelphia, PA 19113-1507
                                                            Tele: 610-521-4400
                                                             Fax: 610-521-5985


                              FOR IMMEDIATE RELEASE

  EPL TECHNOLOGIES AND RESER'S FINE FOODS ANNOUNCE STRATEGIC MANUFACTURING AND
    CO-PACK AGREEMENT FOR FRESH-CUT POTATO PRODUCTS; COMPANY SECURES "FRESH
     ALTERNATIVES"(TM) BRAND ADDITIONAL LICENSE FROM THE SHOLL GROUP II, INC.


Philadelphia, PA - October 8, 1999 -- EPL Technologies, Inc. (NASDAQ: EPTG) today announced that it has signed a strategic five year manufacturing and co-pack agreement with Reser's Fine Foods, Inc., a leading manufacturer of convenience and specialty food products. Under the agreement, Reser's will process and supply EPL's wholly-owned subsidiary, EPL Food Products, Inc., with all of EPL's fresh-cut potato product requirements, including its Green Giant(R) Fresh 'Fresh Fries' product currently manufactured in EPL's Camarillo, CA corn-processing facility. In addition, Reser's will process and supply EPL with a new range of blanched (partially cooked) potato products to be sold by EPL under the Fresh Alternatives(TM) brand. The Fresh Alternatives(TM) brand has been made available to EPL by The Sholl Group II, Inc., the exclusive licensee of The Pillsbury Company's "Green Giant(R) Fresh" brand name. This will facilitate EPL offering a complementary product range alongside of the fresh-cut products EPL currently sells under the Green Giant(R) Fresh brand. Under the terms of the agreement, Reser's will manufacture and supply fresh potato products to EPL based upon an agreed price scale and agreed volumes. EPL expects, as a result of this agreement, to achieve a material cost benefit in the production and sale of EPL's products, due to the expected significant manufacturing efficiencies available to Reser's.

In addition to the manufacturing agreement, EPL and Reser's have signed a related five-year non-exclusive license agreement. Under this agreement, EPL has licensed EPL's Potato Fresh(R) proprietary processing technology to Reser's and will receive a royalty on the sale by Reser's of any potato products that use EPL's technology. Reser's intends to introduce a range of fresh cut potato products, including its own 'Fresh Fries' product, to extend its existing range of potato products. Reser's will utilize its food service national sales force, to sell a full range of both fresh and blanched potato products under the Reser's brand name.

Mr. Paul L. Devine, Chairman and Chief Executive Officer of the Company, commented, "This transaction is another step toward broadening the platform for an increased market acceptance of our processing technology. We believe the immediate benefit of Reser's size and production efficiencies will be apparent, not only in an improvement to our gross margins but in the service proposition we are able to propose to our customers. In addition to anticipated production efficiencies driven by Reser's volume, we expect to benefit from their supply position when sourcing raw material for our own product needs. This transaction is also
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expected to benefit EPL by allowing management at our two production facilities to focus exclusively on growing the corn business while the EPL-Reser's partnership supports the pursuit of the potato business. This agreement, and the associated broadening of our involvement with Green Giant(R) Fresh, extends our product range and we believe should enable us to build our potato revenue at a faster pace and achieve broader market penetration now that we will have the ability to distribute our potato products on a national scale."

Reser's state-of-the-art plant in Pasco, Oregon, which opened in May 1999, provides a level of production capability that allows EPL to deliver a product range consistent with EPL's prime objective of high standards of food safety and outstanding product quality. Reser's Fine Foods, Inc., headquartered in Beaverton, Oregon, with annual reported revenues of approximately $260 million, currently has over 1600 employees, of which approximately 180 are dedicated to sales and support. Reser's manufactures over 400 different convenience and specialty products. Reser's customers include national grocery chains, convenience stores, institutions, restaurants and both local and national independent distributors. Reser's operates distribution centers in 14 states and has 12 production facilities. Reser's is currently selling in 50 states, Canada, Mexico and Guam.

EPL Technologies, Inc. develops, manufactures and markets proprietary processing technologies, packaging technologies and scientific and technical services, which are designed to maintain the quality and integrity of fresh-cut produce.

Statements in this release that are not statements of historical fact and reflect the intent, belief or expectations of the Company and its management regarding the expected impact of events, circumstances and trends should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance, and actual results may vary materially from those projected in the forward-looking statements. Meaningful factors that may affect such results include, but are not limited to, (i) the Company's product development and sales process, which remains lengthy and resource intensive, (ii) the uncertainty of demand for and market acceptance of the Company's products and possible difficulties in successfully introducing and managing a new manufacturing and licensing agreement with Reser's, (iii) personnel and production requirements and related difficulties in managing multiple product lines, (iv) the Company's needs for capital, which have been and are expected to continue to be substantial, particularly in the near term, and its potential inability to obtain, if necessary, additional financing on satisfactory terms, (v) the Company's limited resources and experience in marketing and selling its products and services, (vi) changes in the Company's product mix and strategic focus, including new methods of pursuing its market opportunities, including relations with third parties, and (vii) increases in the expense or length of time required to introduce products and penetrate markets.


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